Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of K2 Inc. on Form S-4 of our report dated January 31, 2003 on the consolidated financial statements of Brass Eagle Inc. and to the reference to us under the heading “Experts” and “Selected Consolidated Historical Financial Data of K2 and Brass Eagle” in the prospectus.

Crowe Chizek and Company LLC

Oak Brook, Illinois

November 3, 2003